EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

May 6, 2016

CONTACT:	Craig Allen
Chief Financial Officer
(800) 283-2357

America First Multifamily Investors, L.P. Announces the Retirement of Managers from the Board of Burlington Capital

Omaha, Nebraska – On May 2, 2016, Clayton K. Yeutter, 85, and Martin A. Massengale, 82, voluntarily retired as members of the Board of Managers of Burlington Capital (“Burlington” or the “Company”), the general partner of the general partner of America First Multifamily Investors, L.P. (“ATAX”) (NASDAQ:ATAX).  Ambassador Yeutter and Dr. Massengale retired upon reaching the end of their previously agreed-upon term and their departure is not related to any disagreement with Burlington or ATAX regarding any financial, accounting, or other matters.

Ambassador Yeutter, with his 15 years of service as a Burlington Board member, and Dr. Massengale, with his 22 years of service, have both provided the Company with great leadership and tremendous business insight. “I am extremely proud to have served Burlington as a Board member for the past 15 years”, said Yeutter.  “The recent celebration of our 30 years as a Nasdaq listed company represents the success of ATAX over time.  ATAX is in good hands and I have enjoyed my years of service with the Company.”  Dr. Massengale said, “I am honored to have been a Board member during ATAX’s early growth and development and to have participated in the recent celebration at the Nasdaq.” He further stated that ATAX is now focused on the future and he was delighted to have been a part of its rich history.

In conjunction with Ambassador Yeutter and Dr. Massengale’s departure on May 2, 2016, the Board of Managers of Burlington appointed Mr. Walter K. Griffith and Senator Michael O. Johanns, current members of the Board of Managers of Burlington, as Audit Committee members, effective May 2, 2016.

“We would like to thank Ambassador Yeutter and Dr. Massengale for their dedicated years of service to Burlington’s operations,” said Lisa Roskens, Chairman of the Board and Chief Executive Officer of Burlington Capital. “We welcome Mr. Griffith and Senator Johanns to Burlington Capital, knowing they will bring the experience needed to replace these retiring managers.”

Mr. Griffith, who is 66 years old, has been an affordable housing consultant since retiring from Federal Home Loan Mortgage Corporation (Freddie Mac) in February 2015.  From 2003 to February 2015, he served as director (2003-2007) and vice president (2007-2015) in its Multifamily Division in charge of mortgage and investment products for affordable properties with federal, state or local financial support.  During the period that he was vice president, affordable housing investments annually approximated $3 to $4 billion, working with 10 to 15 affordable mortgage lenders and investors and supervising 8 production staff as well as working with 15 underwriting staff. From 1974 to 2003, he practiced law, including with Kutak Rock LLP and its predecessor firms, from 1976 until 1999, where he served in numerous management roles and with Ballard Spahr LLP from 1999 to 2003.  Mr. Griffith currently serves on the Board of Directors of Enterprise Community Investors, Inc. and serves as a non-executive chair of the Board of Transitional Housing Corporation, a Washington DC-based non-profit, that provides housing and supportive services to homeless and at-risk families.

Senator Johanns, who is 65 years old, was elected to the U.S. Senate in 2008. Senator Johanns served in the 111th through 113th Congresses as a member of the following committees: Appropriations, Agriculture, Banking, Commerce, Environment & Public Works, Indian Affairs and Veterans’ Affairs (varied by Congress). As the 28th Secretary of the U.S. Department of Agriculture, Senator Johanns directed 18 agencies employing 90,000 staff worldwide and managed a $93 billion budget. Senator Johanns served as Governor of Nebraska from 1999 to 2005.  Senator Johanns’ public service began on the Lancaster County Board in Nebraska from 1983 to 1987, followed by the Lincoln City Council from 1989 to 1991. He was elected Mayor of Lincoln in 1991and re-elected without opposition in 1995. He is a graduate of St. Mary’s University in Minnesota and holds a law degree from Creighton University in Omaha. He clerked for the Nebraska Supreme Court before practicing law in O’Neill and Lincoln, Nebraska.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily and student housing properties and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.